Exhibit 99.1

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

Media Contact:

Tori Harms, 503-226-3440

McCormick & Schmick’s Seafood Restaurants, Inc. Reports

Fourth Quarter and Fiscal Year 2010 Financial Results

Portland, Ore. – March 1, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fourth quarter and fiscal year ended December 29, 2010.

Financial results for the fourth quarter 2010 compared to the fourth quarter 2009:

•	Revenues increased 3.4% to $91.6 million from $88.6 million.

•	Comparable restaurant sales decreased 1.0%.

•	Total restaurant operating costs held steady at 86.6% of revenues.

•

Operating loss of $24.2 million compared to operating loss of $17.0 million. Included in operating loss for the fourth quarter of 2010 were non-cash impairment, restructuring and other charges of $28.4 million, including the impairment of long-lived assets at 13 restaurants. Included in operating loss for the fourth quarter of 2009 were non-cash impairment, restructuring and other charges of $19.8 million, including the impairment of long-lived assets at eight restaurants.

•	Net loss of $25.1 million, or $1.69 per diluted share, compared to net loss of $16.6 million, or $1.12 per diluted share.

•	Pro forma net income of $3.3 million, or $0.22 per diluted share (see attached reconciliation to GAAP), an increase of 47% from pro forma net income of $2.3 million, or $0.15 per diluted share.

Financial results for fiscal year 2010 compared to fiscal year 2009:

•	Revenues decreased 2.3% to $351.1 million from $359.2 million.

•	Comparable restaurant sales decreased 4.9%.

•	Total restaurant operating costs were 87.9% of revenues compared to 87.8%.

•

Operating loss of $20.8 million compared to operating loss of $14.6 million. Included in operating loss for fiscal year 2010 were non-cash impairment, restructuring and other charges of $28.4 million, including the impairment of long-lived assets at 13 restaurants. Included in operating loss for fiscal year 2009 were impairment, restructuring and other charges of $20.4 million, including the impairment of long-lived assets at eight restaurants.

•	Net loss of $23.2 million, or $1.57 per diluted share, compared to net loss of $15.6 million, or $1.05 per diluted share.

•	Pro forma net income of $5.2 million, or $0.35 per diluted share (see attached reconciliation to GAAP), an increase of 33% from pro forma net income of $3.9 million, or $0.26 per diluted share.

Revenues for the fourth quarter of 2010 increased 3.4% to $91.6 million from $88.6 million in the fourth quarter of 2009. Private dining improved in the fourth quarter of 2010, an increase of 13% compared to the same period in 2009. Comparable restaurant sales decreased 1.0%.

Bill Freeman, Chief Executive Officer, said, “I applaud our team for their perseverance last year in navigating through demanding and, in many cases, unanticipated and uncontrollable circumstances. Despite the economic and environmental challenges that affected our business, we were able to generate pro-forma earnings growth of 35% to $0.35 per diluted share. In doing so, we demonstrated our ability to balance the delivery of a great guest experience with continued prudent cost management and discipline at every level of our operations.”

Freeman continued, “In the second half of 2010, we completed a comprehensive strategic review of our Brand DNA and restaurant portfolio to determine what changes might be necessary to maximize our potential. Based on our findings, we put together a strategic plan, as a complement to those initiatives that were implemented over the past two years, to further improve our financial performance and guest experience. As part of these efforts, we are pleased to announce the launch of a multi-year service, hospitality and portfolio upgrade program designed to improve long term top line sales, traffic and restaurant-level margins, while leveraging our current leases and refining our key design principles. By investing capital back into our portfolio, along with our ongoing strategic initiatives to evolve the brand, strengthen our connection to the guest, and broaden our outreach, we anticipate further enhancing shareholder value in the years to come.”

Outlook and 2011 Financial Guidance

The Company is providing annual guidance for 2011 of between $345 and $355 million in revenue and between $0.35 and $0.40 in earnings per fully diluted share. This figure does not include the impact of temporary restaurant closures during remodeling in connection with the strategic upgrade project identified above. Adjusting for these interruptions, and for additional non-capital costs associated with the remodeling projects, earnings are expected to be between $0.26 and $0.31 per fully diluted share. The Company estimates the reduction of 40 to 50 restaurant operating weeks to accommodate upgrade projects in 2011.

The annualized effective tax rate is expected to be between 15% and 20%, while we expect capital expenditures to fall between $17 and $21 million.

Depreciation and amortization are expected to be approximately $15 million, while G&A is expected to be between $19.5 and $20.5 million.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2010 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer, and Michelle Lantow, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-572-7027, or for international callers 719-325-2217. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the conference ID is 2339889. The replay will be available until March 15, 2011.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 96 restaurants, including 89 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeal to a broad base including the business community, casual diners, families and travelers.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least 18 months from the beginning of the fiscal year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook provided for 2011 are forward-looking statements. These statements are not guarantees of future performance, and therefore, one should not put undue reliance upon them. Some of the statements that are forward-looking include: Company expectations about capital expenditures and business interruptions associated with the Company’s renovation initiatives; expectations for the effects of that program; estimates of revenues and of other expenses associated with Company operations; and the ability to anticipate and respond adequately to changes in guest preference. As with any business, there are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this document, factors that can cause such changes are: the Company’s ability to respond to increasing competition and to changes in consumer preferences in the restaurant industry; ability to generate sufficient cash flows and maintain adequate sources of liquidity to finance ongoing operations and capital expenditures; ability to comply with governmental regulations; ability to absorb increasing labor costs, particularly including but not limited to increasing benefits costs associated with the pending healthcare legislation; ability to implement cost control initiatives without adversely impacting either product quality or guest experiences; and ability to maintain a positive image for the Company’s brands. The business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s most recent Form 10-Q. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	December 29, 2010		December 26, 2009
Revenues	$91,600	100.0%	$88,587	100.0%

Restaurant operating costs
Food and beverage	26,027	28.4%	25,764	29.1%
Labor	29,385	32.1%	28,675	32.4%
Operating	14,516	15.8%	12,812	14.5%
Occupancy	9,391	10.3%	9,500	10.7%

Total restaurant operating costs	79,319	86.6%	76,751	86.6%
General and administrative expenses	4,590	5.0%	4,550	5.1%
Restaurant pre-opening costs	5	0.0%	350	0.4%
Depreciation and amortization	3,532	3.9%	4,175	4.7%
Impairment, restructuring and other charges	28,384	31.0%	19,794	22.3%

Total costs and expenses	115,830	126.5%	105,620	119.2%

Operating loss	(24,230)	(26.5)%	(17,033)	(19.2)%
Interest expense, net	420	0.5%	436	0.5%
Other income, net	(213)	(0.2)%	(43)	(0.0)%

Loss before income taxes	(24,437)	(26.7)%	(17,426)	(19.7)%
Income tax expense (benefit)	637	0.7%	(804)	(0.9)%

Net loss	$(25,074)	(27.4)%	$(16,622)	(18.8)%

Net loss per share
Basic and Diluted	$(1.69)		$(1.12)
Shares used in computing net loss per share
Basic and Diluted	14,832		14,785

	Fifty-two week period ended
	December 29, 2010		December 26, 2009
Revenues	$351,056	100.0%	$359,207	100.0%

Restaurant operating costs
Food and beverage	103,257	29.4%	106,030	29.5%
Labor	114,723	32.7%	117,194	32.6%
Operating	53,032	15.1%	54,441	15.2%
Occupancy	37,659	10.7%	37,690	10.5%

Total restaurant operating costs	308,671	87.9%	315,355	87.8%
General and administrative expenses	18,409	5.2%	20,168	5.6%
Restaurant pre-opening costs	1,231	0.4%	1,101	0.3%
Depreciation and amortization	15,146	4.3%	16,789	4.7%
Impairment, restructuring and other charges	28,384	8.1%	20,388	5.7%

Total costs and expenses	371,841	105.9%	373,801	104.1%

Operating loss	(20,785)	(5.9)%	(14,594)	(4.1)%
Interest expense, net	1,657	0.5%	1,752	0.5%
Other income, net	(213)	(0.1)%	(53)	(0.0)%

Loss before income taxes	(22,229)	(6.3)%	(16,293)	(4.5)%
Income tax expense (benefit)	965	0.3%	(726)	(0.2)%

Net loss	$(23,194)	(6.6)%	$(15,567)	(4.3)%

Net loss per share
Basic and Diluted	$(1.57)		$(1.05)
Shares used in computing net loss per share
Basic and Diluted	14,811		14,771

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Income Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net income per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net income and net income per share based on the shares outstanding at the end of the period:

Thirteen week period ended December 29, 2010
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(25,074)
Income tax expense	637
Impairment, restructuring and other charges	28,384

Pro forma net income before tax	3,947
Income tax expense	637

Pro forma net income	$3,310

Pro forma net income per share
Basic	$0.22
Diluted	$0.22
Shares used in computing pro forma net income per share
Basic	14,832
Diluted	14,964

Fifty-two week period ended December 29, 2010
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(23,194)
Income tax expense	965
Impairment, restructuring and other charges	28,384

Pro forma net income before tax	6,155
Income tax expense	965

Pro forma net income	$5,190

Pro forma net income per share
Basic	$0.35
Diluted	$0.35
Shares used in computing pro forma net income per share
Basic	14,811
Diluted	14,930

Management believes this non-GAAP measurement is useful to investors since during the periods presented the Company incurred significant non-cash charges that affected the Company’s performance.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Income Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net income per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net income and net income per share based on the shares outstanding at the end of the period:

Thirteen week period ended December 26, 2009
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(16,622)
Income tax benefit	(804)
Impairment, restructuring and other charges	19,794

Pro forma net income before tax	2,368
Income tax expense	118

Pro forma net income	$2,250

Pro forma net income per share
Basic	$0.15
Diluted	$0.15
Shares used in computing pro forma net income per share
Basic	14,785
Diluted	14,838

*	Based on a five percent effective tax rate for the thirteen week period.

Fifty-two week period ended December 26, 2009
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(15,567)
Income tax benefit	(726)
Impairment, restructuring and other charges	20,388

Pro forma net income before tax	4,095
Income tax expense	205

Pro forma net income	$3,890

Pro forma net income per share
Basic	$0.26
Diluted	$0.26
Shares used in computing pro forma net income per share
Basic	14,771
Diluted	14,797

*	Based on a five percent effective tax rate for the fifty-two week period.

Management believes this non-GAAP measurement is useful to investors since during the periods presented the Company incurred significant non-cash charges that affected the Company’s performance.